 Exhibit 99.1

Exactus Appoints New Members to Its Board of Directors

Adds Expertise in Finance Healthcare & Operations

Exactus Inc. (OTCQB: EXDI) a healthcare company pursuing opportunities in Hemp derived, Cannabidiol (CBD) products and point of care diagnostics, is pleased to announce the election of three new board members including Kevin Esval, Jeffrey Thompson and Ken Puzder. With these three additions, the Exactus Board of Directors expands to five.

Philip Young, Chairman & CEO of Exactus said “We are honored to welcome Messieurs Esval, Thompson and Puzder to our board. Their extensive and varied background will support Exactus from operations to finance as we enter into the rapidly growing CBD market.” Young further commented, “The quality of the board speaks volumes to where the company is headed.”

Kevin Esval currently serves as Executive Managing Director of VelocityHealth Securities. Prior to founding VelocityHealth, Mr. Esval served as a divisional SVP and COO for UnitedHealth Group where he was instrumental in growing his division from startup to $400 million in revenue.

Jeffrey Thompson is the CEO and Founder of Red Cat Propware Inc., a provider of cloud-based analytics, storage, and services for drone aircraft. Mr. Thompson founded Towerstream Corp. which became publicly traded on the NASDAQ in June 2007 as well as EdgeNet Inc., a privately held Internet service provider which was sold to Citadel Broadcasting Corporation in 1997.

Kenneth Puzder serves as the Chief Financial Officer of Ceed2Med, our largest shareholder. Mr. Puzder previously served in various positions with the Arby’s Restaurant Group (“ARG”) family of companies, including CFO of AFA Service Corporation. “In speaking for my fellow board members, I would like to say how excited we are to add our financial, healthcare and executive expertise to help guide management in this exciting opportunity”.

For information about our products and availability please call 804-205-5036 or email, cbd@exactusinc.com.

About Exactus:

Exactus, Inc., is a healthcare company pursuing opportunities in two distinct business segments, Hemp derived, Cannabidiol, which is more commonly referred to as CBD. Industrial hemp is a type of cannabis, defined by the federal government as having THC (tetrahydrocannabinol) content of 0.3 percent or less. That amount has not been shown to make a person feel “high.” THC is the psychoactive compound found in cannabis. The company is also developing point of care diagnostics.

Forward Looking Statements:

This press release includes forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties include, but are not limited to, the impact of competitive firms, the ability to meet regulatory requirements, the ability to manage growth, the ability to acquire and retain clientele, acquisitions of technology, equipment, or human resources, the ability to access new capital, the effect of economic business conditions, and the ability to attract and retain skilled personnel. We are not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

For more information:

Company Contacts:

Corporate Communications Contact:
Tim Ryan, EVP, Director
tryan@exactusinc.com
646.342.6199

Philip J. Young, Chairman and CEO
pyoung@exactusinc.com